Exhibit 10.1

AGREEMENT

RA-AI04032019

This AGREEMENT, effective the 4th day of February 2020 (the “Effective Date”), is entered into by and between:

BRICKELL FINANCIAL SERVICES-MOTOR CLUB, INC.

d/b/a

ROAD AMERICA MOTOR CLUB

and

ROAD AMERICA MOTOR CLUB, INC.

7300 Corporate Center Drive, Suite 601

Miami, Florida 33126

(hereinafter, collectively and individually referred to as “RA”)

and

ARCIMOTO, INC.

2034 West 2nd Avenue

Eugene, OR 97402

(hereinafter, referred to as “AI”)

RA and AI may also be referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

Recitals

WHEREAS, Arcimoto, Inc., an Oregon corporation, is a three-wheeled utility vehicle manufacturing company offering a suite of vehicles for purchase by customers in the United States; and

WHEREAS, Brickell Financial Services-Motor Club, Inc., d/b/a Road America Motor Club, and Road America Motor Club, Inc. are Florida corporations providing a variety of motor club services, including roadside assistance services utilizing a network of independent towing and service contractors (“ISPs”), throughout the United States and Canada; and

WHEREAS, AI desires to make available for those consumers purchasing its new AI vehicle emergency roadside assistance services including, but not limited to, towing, jump starting, and flat tire assistance for the purchased vehicle (collectively, “24-Hour Roadside Assistance Services”); and

WHEREAS, RA is in the business of providing 24-Hour Roadside Assistance Services and motor club services, and is willing, subject to all of the terms and conditions as herein described, to provide 24-Hour Roadside Assistance Services as further defined and set forth in Exhibit “A” (“24-Hour Roadside Assistance Service Program(s)”) to AI’s customers.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties agree to the following:

TERMS:

1.	Definitions.

a.	For the purpose of this Agreement, the following additional definitions shall apply:

i. “Administration Fee” is defined as the compensation due RA by AI for the administration of the Program in accordance with the terms and conditions of this Agreement.

ii. “Affiliate” is defined as an entity, directly or indirectly, Controlling, Controlled by or under common Control with a Party, or any Affiliate that is subsequently divested.

iii. “Assistance Coordinator” is defined as a customer service representative employed and trained by RA or an RA Affiliate, at one of RA’s or an RA Affiliate’s 24-hour call centers, to perform the Dispatch for 24-Hour Roadside Assistance Services requested by a Member and/or Covered Vehicle driver, or a AI customer representative on behalf of the Member, in accordance with the Membership Agreement and this Agreement.

iv. “Benefit Limit” is defined as the maximum amount per Dispatch Episode available to a Member for a Covered Service, or other RA Service as indicated herein Exhibit “A” (“24-Hour Roadside Assistance Service Program(s)”) and the Membership Agreement.

v. “Cancelled or Expired Call” is defined as a call whereby an individual contacts RA utilizing a AI exclusive toll-free phone number with a request for Services but whose corresponding Membership Agreement and/or Covered Vehicle information is found as cancelled or expired in RA’s electronic database or is otherwise ineligible for Services under this Agreement. As more fully set forth below, AA shall inform RA of any cancellations within thirty (30) days of same.

vi. “Claim Fee” is defined as the amount invoiced by the ISP to and paid by RA for the cost of a Covered Service rendered to a Covered Vehicle during a Dispatch Episode, or incurred for a GOA, in accordance with the terms and conditions of this Agreement which, for the purposes of this Agreement, in no case shall exceed the Benefit Limit.

vii. “Claim Reimbursement Amounts” is defined as the total sum due RA by AI consisting of the Dispatch Fee per Dispatch Episode or GOA, plus the Claim Fee per Dispatch Episode, GOA, or Ancillary Service Claim, for a Member’s claim(s) for covered RA Services pursuant to the terms and conditions of this Agreement.

viii. “Control” is defined as the power to vote fifty percent (50%) or more of the voting interests of an entity or ownership of fifty percent (50%) or more of the beneficial interests in income or capital of an entity.

ix. “Covered Emergency” and/or “Covered Service” is defined as a disablement of a Covered Vehicle for which a 24-Hour Roadside Assistance Service may be provided under the terms and conditions as described in this Agreement.

x. “Covered Vehicle” is defined as any the vehicle reported by AI to RA via an Update File and/or Master File as the vehicle eligible for RA Services as of the Effective Date of Coverage.

xi. “Dispatch Episode” and/or “Dispatch” is defined as a Member’s request for a 24-Hour Roadside Assistance Service for a Covered Vehicle as outlined under the terms and conditions of this Agreement. Each Dispatch performed by RA with a request to an ISP for a roadside assistance service type (including but not limited to the following examples: towing service, lock-out, battery assistance, flat tire assistance, and/or Gone on Arrival) will be counted as a unique and separate Dispatch Episode.

xii. “Effective Date of Coverage” is defined as the date the Member is eligible to receive the RA Services outlined in their Membership Agreement, as applicable, and reported by AI to RA.

xiii. “Estimated time of arrival” and/or “ETA” is defined as the estimated time of arrival of the ISP to the scene of the Covered Vehicle’s disablement.

xiv. “Fulfillment” is defined as the act of producing and providing to the Member the Membership Agreement, as applicable, and any other written materials relating to the Member’s use of the Services.

xv. “Gone on Arrival” or “GOA” is defined as a Dispatch Episode where: (A) the ISP arrived prior to or within fifteen (15) minutes after the expiration of the ETA given the Member and/or Covered Vehicle’s driver and the Covered Vehicle was no longer at the disablement scene or Member’s residence; and/or (B) the ISP arrived and Service was no longer needed for the Covered Vehicle and, as a result, the Covered Service requested could not be rendered; and/or (C) a request for a Covered Service whereby the Service was cancelled more than fifteen (15) minutes after the request for dispatch assistance had been made and the ISP was already confirmed for service; and/or (D) the information provided by the Member and/or Covered Vehicle driver or AI when requesting a Service was inaccurate and/or incomplete and, as a result, RA incurred a GOA Claim Fee.

xvi. “Informational Call” is defined as a call whereby an individual contacts RA utilizing an RA Toll-Free Number with issues or questions which shall be serviced by RA as further set forth in Section 8(b) (“RA Service Procedures”) below.

xvii. “ISP” is defined as an Independent Service Provider that is dispatched by an Assistance Coordinator(s) to provide 24-Hour Roadside Assistance Services to Members and/or disabled Covered Vehicles for Covered Emergencies.

xviii. “Master File” is defined as a report electronically provided by AI to RA providing the information required in Section 13 (“Data Reporting”) herein for all active Covered Vehicles as of the date of the report.

xix. “Member” is defined as a customer who purchased a RA Membership through an optional offering to their purchase of a new vehicle, reported by AI to RA as a person eligible for RA Services and whose Membership Fee has been received by RA in accordance to this Agreement.

xx. “Membership Agreement” is defined as an RA motor club membership agreement issued to a Member pursuant to the terms and conditions of this Agreement. The Membership Agreement shall contain information related to the use of the RA Services including, but not limited to, a description of coverages, Benefit Limits, exclusions and limitations, in accordance with the Member’s Program as set forth in this Agreement, and a Membership card.

xxi. “Membership Fee” is defined as the Service Fee due RA by AI for each Membership which is eligible for RA Services as reported by AI to RA.

xxii. “Membership Kit” is defined as the informational Membership materials regarding the Membership Program, including, without limitation: (i) details regarding use of RA’s Services; (ii) RA’s Service coverage and limitations applicable to the Program Membership; and (iii) two (2) Membership cards.

xxiii. “Monthly Invoice” is defined as the monthly summary invoice submitted by RA to AI, pursuant to Section 20 (“Compensation”) herein, for payment of Service Fees based upon the Update Files and/or Master Files required in Section 14 (“Data Reporting”) of this Agreement.

xxiv. “Monthly Minimum Service Fees” is defined as the minimum amount of Service Fees due to RA by AI each month.

xxv. “No Record Call” or “No Rec” is defined as a call whereby an individual contacts RA utilizing an RA Toll-Free Number with a request for Services but whose Membership or Covered Vehicle information cannot be located in RA’s electronic database.

xxvi. “Program” is defined as the totality of the Services provided by RA to AI and/or Members in conjunction with such Membership Agreements, and RA’s administration in connection with all such Services as set forth in this Agreement.

xxvii. “Proprietary Information” as used herein shall mean any and all information, including, but not limited to, business plans, information and strategies, marketing information, sales information, financial information and projections, customer information, products, RA’s computer technology, composition of matter, process, design information systems, computer hardware or software, computer application, computer code in source or object form, equipment, materials, samples, data (electronic, written or in any other form), and Trade Secrets (hereinafter defined), and other information or knowledge generated or originated by RA relating to its business or in the business which it or its affiliates intend to engage.

xxviii. “RA Toll-Free Number” is defined as a dedicated toll-free number to access RA Services, from within the United States and Canada, provided and assigned by RA to AI for a Program(s) pursuant to this Agreement.

xxix. “Service Fee(s)” is defined as the compensation, due RA by AI for performance of RA Services in accordance with the terms and conditions of this Agreement.

xxx. “Service Level Standard(s)” or “Service Level(s)” is defined as the minimum required service performance standard for a particular Service performance item rendered by RA as set forth in Exhibit “B” (“Service Level Parameters”) of this Agreement.

xxxi. “Term” is defined as the time period for this Agreement set forth in Section 18 (“Term”) of this Agreement.

xxxii. “Territory” is defined as the geographical area within which RA will provide the RA Services for a Program.

xxxiii. “Trade Secrets” shall mean any and all information including, without limitation, any formula, pattern, drawing, compilation, program, device, method, technique, design, concept, idea, plan, computer security information, process, cost data, pricing, marketing, sales, supplier/vendor/customer/Member lists/weblists/web contacts/web information logo, trademark, products or related information, any item described as a trade secret in accordance with the Florida Uniform Trade Secret Act (section 688.002(4), Florida Statutes, any other Florida Statute, or any corresponding and comparable statute, code, or other act under any other state law, or Federal Law which defines trade secret, directly or indirectly related to the past, present or anticipated business affairs of RA, that derives value, actual or potential, from not being generally known to the public or to other persons who can obtain value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain such secrecy.

xxxiv. “Unverified Call” is defined as a Cancelled or Expired Call or No Record Call, both for which AI has instructed RA to further verify the caller’s current eligibility for RA’s Services pursuant to Section 10 (“Dispatch Procedures”) of this Agreement.

xxxv. “Update File” is defined as a report electronically provided by AI to RA providing the information required in Section 14 (“Data Reporting”) herein below for certain Members and/or Covered Vehicles as of the date of the report.

xxxvi. “Verified Call” is defined as a call received by RA from an enrolled Member or driver of a Covered Vehicle, as applicable and reported to RA by AI, who: (A) utilized an RA Toll-Free Number, (B) appears in RA’s database as a Member and/or Covered Vehicle driver that is requesting a Covered Service(s) for a Covered Vehicle, and (C) whose corresponding Membership does not show as cancelled or expired in RA’s database.

2.	Representations and Warranties of the Parties.

a. RA and AI each for itself warrants and represents to the other that: (i) it is duly organized, validly existing and in good standing and has the right, power, legal capacity and authority to enter into and lawfully perform its obligations under this Agreement; and, (ii) it has obtained the corporate approvals necessary to enter into this Agreement.

b. RA and AI each for itself warrants and represents to the other that, to the best of its knowledge, the performance of this Agreement is not prohibited by and does not violate any law or any order or regulation of an administrative agency or other governmental body having jurisdiction of such Party.

c. The Parties agree to exert their best efforts to comply at all times with all federal, state and local laws, rules and regulations applicable to its products or services (“Applicable Laws”) as Applicable Laws may now or hereinafter be in effect; provided, however, that neither Party shall be in default under this Agreement unless its failure to so comply causes direct damages to the other Party.

3.	Responsibilities and Obligations of RA and AI.

a. AI agrees to offer RA’s 24-Hour Roadside Assistance Services as a stand-alone service offering for purchase to its clients and/or their customers.

b. RA agrees to provide the Services set forth in Exhibit “A” (“24-Hour Roadside Assistance Service Program(s)”) throughout the United States and Canada to each Member in accordance with this Agreement. In providing the Services, RA hereby agrees that the Services shall be performed in a commercially reasonable, skillful and timely manner including, but not limited to, by RA’s adherence to the Dispatch Service Parameters attached hereto as Exhibit “B” (“Service Level Parameters”).

c. AI agrees to pay RA Service Fees, according to the Service Fee schedules agreed upon and provided herein Section 20 (“Compensation”), for providing the RA Services contemplated by this Agreement.

d. AI agrees to inform RA of cancellations or any other action by Member or AI that would discontinue coverage.

e. The Services shall be subject to all of the terms and conditions set forth in Exhibit “A” (“24-Hour Roadside Assistance Service Program(s)”); provided, however, that the Membership Agreement may be modified in RA’s discretion. RA agrees to provide AI with no less than thirty (30) days’ advance notice of any change to the Services.

4.	Marketing and Advertising.

a. AI will be responsible for all marketing and advertising expenses for AI’s sales efforts or campaigns solely using methods permitted by the governmental authorities with jurisdiction over AI.

b. AI agrees that it will not use, nor will it allow any of AI’s employees, agents, contractors, sales representatives, brokers, distributors, or other authorized representatives (“Authorized Representatives”) to use, in any way, any advertising or marketing materials other than that provided by RA, which uses the name of RA or the RA logo or trademarks or makes any reference to RA or to any of RA’s programs or plans, without first obtaining written authorization from RA. Such authorization will not be unreasonably withheld.

c. AI shall make no warranties, and shall make reasonable efforts to ensure that its Authorized Representatives make no warranties, relating to the RA Services described in this Agreement except as expressly set forth in the sales literature or Membership Agreement provided to AI by RA or as expressly permitted by RA in writing. Such authorization will not be unreasonably withheld. Notwithstanding the foregoing, AI and its Authorized Representatives may make representations concerning RA’s Services as described in Exhibit “A” (“24-Hour Roadside Assistance Service Program(s)”) hereto.

d. AI acknowledges and agrees that it shall have the sole responsibility for any and all compensation or other remuneration due or payable to their respective Authorized Representatives for the issuance of Services contemplated under this Agreement.

e. Subject to Applicable Law(s), AI will also be responsible for determining the retail price for RA Memberships sold to AI’s customers. RA agrees that AI, as its compensation for the performance of its obligations pursuant to this Agreement, is entitled to retain all proceeds in excess of those Membership Fees paid to RA as required in Section 20 (“Compensation”).

5.	Motor Club Agent Registration.

a. Hereinafter, for any RA motor club programs where AI directly sells a motor club program provided by RA on an optional basis, AI agrees that RA will appoint and register those certain employees or authorized representatives of AI as motor club agents of RA with the authority to refer and make available for sale and/or delivery the memberships or programs of RA in those states where such registration is required for a RA membership program. AI, its agent network, and/or service partners shall be responsible for providing RA with the appropriately completed and signed registration form required by the state for each applicant upon the occurrence of the conditions described in the foregoing sentence. All agent registration and appointment fees for AI personnel or employees shall be paid by AI or the AI agents. RA shall be solely responsible for any and all transactions in connection with the membership in RA. AI shall have no duty whatsoever under this Agreement or otherwise to market or sell, either directly or indirectly, RA motor club memberships to any person except indirectly through AI’s marketing and sales in the ordinary course of business.

b. The motor club agent registration and appointment of AI’s employees or authorized representatives shall be coordinated with and/or accomplished by RA, so that RA may ensure the proper authority has been issued prior to any solicitation, referral, sale or offering for sale of a RA motor club membership. AI agrees that RA shall have the right to terminate the authority of any employee appointed by RA to make available any of RA’s memberships or programs.

c. AI, and those individuals appointed as motor club agents for RA pursuant to the foregoing, shall have no duty whatsoever under this Agreement or otherwise to market or sell, either directly or indirectly, RA motor club memberships to any person except as desired by AI through AI’s marketing and sales in the ordinary course of business.

6.	Fulfillment.

a. For all Members sourced by AI in accordance with this Agreement, AI shall be responsible for Fulfillment and agrees to distribute the Membership to each Member at the point of sale or reasonably thereafter.

b. RA will issue a supply of the field issue Membership materials to AI for distribution to AI Clients. The cost of producing these materials shall be the sole responsibility of RA.

c. AI shall not utilize or issue to any Member any other customer fulfillment materials for the RA Services than those supplied by RA without prior review and written approval of the materials by RA. Such authorization will not be unreasonably withheld.

7.	Membership Cancellations.

a. It is understood and agreed upon by both Parties that any Member has the right to cancel their Membership with RA in writing at any time during the term of their Membership pursuant to motor club statutes, and that disclosure of the Member’s cancellation rights in the applicable Membership Agreement is required.

b. In the case of the applicable AI Program(s) set forth in Exhibit “A” (“24-Hour Roadside Assistance Service Program(s)”), the Membership Agreement will reflect that, as the Membership is being provided to the Member on a complimentary basis, the Membership is nonrefundable and has no cancellation fee.

8.	RA Services Procedures.

a. A RA Toll-Free Number shall be provided and assigned by RA to AI for each Program. Each Program’s Toll-Free Number will be maintained by Assistance Coordinators, including Assistance Coordinators that can provide bilingual services, to accept 24-Hour Roadside Assistance Service follow-up calls from AI and/or Members at all times (24 hours a day, every day of the year). RA shall not use these numbers for any other clients or programs, except as approved by AI.

b. RA shall use a customized greeting when facilitating Services for Members as agreed upon with AI. Other than follow-up calls from Members related to an ongoing Dispatch Episode, with non-emergency issues or questions such as Benefit Limits, Coverage, changes to a Service request, Dispatch Episode cancellation, etc.) (“Informational Calls”) will be serviced by RA for an additional twenty-five dollar ($25.00) Service Call Fee.

9.	Toll-Free Number(s).

a. It is understood and agreed by RA and AI that the exclusive toll-free 24-Hour Roadside Assistance Services telephone line(s) (hereinafter, “Toll-Free Number(s)”) are and shall remain the sole and exclusive property of RA.

b. In the event of expiration or termination of this Agreement in accordance with those provisions herein, RA agrees it will, upon advance written request by AI, promptly take the necessary action to release and arrange portability of the Toll-Free Number(s) as directed by AI.

10.	Dispatch Procedures.

a. In accordance with AI’s requirements, RA shall provide Covered Services for all Verified Calls. For Unverified Calls, the Parties agree that RA shall proceed as follows:

i.	Cancelled or Expired Call: Conduct a search of RA’s electronic database for the Member’s name and Covered Vehicle information in an attempt to locate an active Contract eligible for Services under this Agreement. Should the individual still not be eligible for Services, RA will offer to dispatch 24-Hour Roadside Assistance Service for the caller pursuant to Section 10(a)(iii) below.

ii.	No Record Call: RA shall obtain from the caller the required information, according to the instructions attached herein and made a part of this Agreement as Exhibit “C” (“No Record Call Dispatching Process”), prior to providing the individual with RA Services according to the RA Services configuration for the Program assigned the AI exclusive toll-free number utilized by the No Record Caller (as set forth in Exhibit “A” (“24-Hour Roadside Assistance Service Program(s)”)) and according to the procedures set forth in Exhibit “C”. For those No Record Callers who provide the required information in Exhibit “C” and are provided RA Services, If the caller and/or vehicle does not appear in a subsequent Membership reporting by AI to RA per Section 14 (“Data Reporting”), with payment of Service Fees for that Membership being made to RA by AI within forty-five (45) days of the No Record Call, RA will invoice AI for the cost of the Services rendered to the Member for the Services for these No Record Calls (“No Record Call Invoice”). The Parties agree that all No Record Calls Claim Fees and Dispatch Fees due RA are to be paid in full by AI within thirty (30) days of receipt of an RA invoice by AI, and that rejections of any No Record Call claims performed in accordance to this Agreement will not be allowable. If such full payment is not received by RA for the No Record Call Dispatch Episodes performed in accordance to this Agreement within the thirty (30) days’ period, AI shall be considered in breach of the Agreement and RA has the right to cease accepting any new business reported by AI and performing indemnified 24-Hour Roadside Assistance Services for the AI Program until such payment is received in full or the Agreement between the Parties is terminated.

iii.	Should a Cancelled or Expired Caller or No Record Caller not be able to provide the required information, RA will offer to dispatch assistance for the caller, but the caller must pay for the cost of all provided Services directly to the ISP at the time of the disablement, in which case the caller will be eligible to take advantage of RA’s pre-negotiated contracted rates with the ISP when obtaining assistance, and will be instructed to seek reimbursement for the Services rendered up to their Contract’s Benefit Limit, if they believe they are entitled to the Services through their Contract.

11.	Dispatch Episodes.

a. For all AI Dispatch Episodes, RA will contact a qualified ISP who will be promptly dispatched to assist the Member. Dispatch Service Parameters agreed to by the Parties are outlined in Exhibit “B” (“Service Level Parameters”) to this Agreement. The ISP will respond within RA guidelines as quickly as prevailing (weather, traffic or emergency conditions) permit.

b. Emergency conditions include, but are not limited to, acts of God, police or government direction or control of local ISP network, flooding, terrorism, rioting and earthquakes. An ISP’s performance shall be excused during the existence of any event of Force Majeure pursuant to Section 26(l) (“Force Majeure”) of this Agreement.

12.	Reimbursements.

a. Should a Member and/or Covered Vehicle driver require 24-Hour Roadside Assistance Services when: (i) that individual’s call to RA for a Covered Service(s) results in payment by the Member or Covered Vehicle driver to the ISP pursuant to Section 10 (“Dispatch Procedures”) herein; or (ii) the requested Covered Service(s) cannot be provided by RA using its network of ISPs, RA will maintain a reimbursement process for the Member, upon filing of proper paperwork including the original paid receipt for services rendered, for possible reimbursement of the charges incurred by the Member up to the Membership’s Benefit Limit.

b. Those Members contacting RA for 24-Hour Roadside Assistance Services will be provided an authorization code and specific instructions for reimbursement consideration if the requested Covered Service(s) could not be obtained from RA. A Member’s properly filed and eligible reimbursement claim will be processed and paid up to the Benefit Limit if the Member’s eligibility for RA Services on the date the Covered Service(s) was rendered is confirmed by RA.

13.	Customer Care.

a. All resolution of disputes with respect to Services between Member and RA and will be the responsibility of RA’s Customer Care Department. The decisions of the Customer Care Department will be final and binding as set forth in the terms and conditions of this Agreement and the Membership Agreement.

b. RA will notify AI of all disputed or denied complaints and AI may elect to disregard RA’s recommendations and reimburse the Member at its sole cost and expense. RA will provide AI with a monthly report detailing all Customer Care issues related to the AI Dispatch Episodes upon AI’s reasonable request.

14.	Data Reporting.

a. Throughout the Term, AI shall provide to RA, on a weekly basis or more frequently if deemed necessary by AI and RA, an Update File identifying each Member whose Membership status comports with one of the Update File transaction type codes referenced below. The Parties further agree that a Master File shall subsequently be provided by AI to RA to be utilized by both Parties for billing reconciliation purposes. The frequency of the subsequent Master File submissions shall be mutually agreed upon by the Parties.

b. After the Term, AI agrees to promptly (and, in all cases, within fifteen (15) days) provide RA with an Update File reflecting Membership Cancellations as (C)ancelled. The rights and obligations set forth in the preceding sentence shall survive the termination or expiration of this Agreement.

c. For each Covered Vehicle, AI shall provide the following information (individually, “Member Information” and, collectively, “AI Data”) to RA:

i.	Member’s name;
ii.	Member’s address;
iii.	Member’s phone number (mobile preferred, if available);
iv.	Member’s AI Account number;
v.	Make, model, and year of Covered Vehicle;
vi.	Vehicle Identification Number (“VIN”) of Covered Vehicle;
vii.	Effective Date of Coverage and term for RA Services;
viii.	Program and company code numbers assigned to AI by RA;
ix.	Transaction type code:
(A)	Master File - (M)aster
(B)	Update File - (N)ew, (R)enewal, (C)ancel or (U)pdate; and,
x.	Such other information as RA shall from time to time reasonably require.

d. In addition, AI shall provide RA secure access to its electronic database for the purpose of verifying Member enrollment information and eligibility for RA Services during RA’s process of providing RA Services pursuant to the terms and conditions of this Agreement.

15.	Reports.

a. RA will provide AI with monthly reports of new and renewed Members, including cancellations, at AI’s request. RA will also provide to AI, at AI’s request, Dispatch Episode report providing the number of Dispatches per month including the Member’s name, Membership number, date of service and type of service rendered.

b. The reports pursuant to Section 14 (“Data Reporting”), including RA’s monthly reports, must be submitted in a format provided by or acceptable to both Parties via secure electronic transfer. The cost of any programming required for a reporting Party’s computer or reporting systems to accomplish the required reporting to the other Party shall be the sole responsibility and expense of the reporting Party. All reports and contents of such reports shall be “Confidential Information” within the meaning of Section 24 (“Confidentiality”) of this Agreement.

16.	Insurance.

a. At all times during the term of this Agreement, RA shall, at its sole expense, secure and maintain worker’s compensation insurance, in accordance with applicable federal and state laws and regulations, and comprehensive general liability insurance for claims for damages due to bodily and personal injury (including death), property damage and advertising injury caused by, or in conjunction with, the operation of RA’s business or arising out of acts or omissions of its employees and/or ISPs. The minimum limits of general liability insurance shall be: (i) combined single limit of $2,000,000 or not less than $1,000,000 per person and not less than $1,000,000 per occurrence; (ii) $2,000,000 aggregate for bodily injury and not less than $1,000,000 per occurrence; and, (iii) $1,000,000 aggregate for property damage. RA shall also secure and maintain excess liability insurance with an aggregate limit of not less than $10,000,000. At the time this Agreement is signed and annually thereafter, upon AI’s annual request, RA will provide AI with a certificate of insurance evidencing the foregoing insurance coverages and, with respect to liability coverage, naming AI as an “Additional Insured” on those policies where allowable.

b. The insurance policies referenced in Section 16(a) (“Insurance”) above shall provide coverage for liabilities or claims for damages resulting from Services performed or undertaken by RA and/or its ISPs.

17.	Relationship of the Parties.

a. Both Parties are and shall be deemed independent contractors in the performance of their duties hereunder. Further, RA and AI acknowledge and agree that the relationship arising from this Agreement does not constitute or create a general agency, any other type of agency, joint venture, partnership, employer/employee relationship or franchisor/franchisee relationship between them.

b. Both Parties shall identify themselves as an authorized representative of the other Party only with respect to the Services covered by this Agreement and shall otherwise identify themselves as an independent business.

c. AI and RA shall not make any statements or any other expressions which disparage the other Party, or the products, services or business of the other Party; provided, however, that nothing shall preclude a Party from giving truthful statements to regulatory and self-regulatory authorities. This clause will survive the termination or expiration of this Agreement.

18.	Term.

a. The term of this Agreement shall commence as of the Effective Date and shall continue for an initial term of three (3) years (“Initial Term”) or until either Party terminates this Agreement pursuant to the provisions of Section 22 (“Program(s) Review”), Section 19(b) through (d) (“Termination”) or Section 26(l) (“Force Majeure”) hereof.

b. Unless written notice is provided by either Party to the other Party at least ninety (90) days prior to the expiration of the Initial Term or any Extended Term, this Agreement shall automatically renew for an additional terms of one (1) year upon each anniversary of the Effective Date (each an “Extended Term”) or until either Party terminates this Agreement pursuant to the provisions of this Agreement referenced in the preceding sentence.

19.	Termination.

a. After the Initial Term, either Party may terminate this Agreement for any or no reason by giving the other Party ninety (90) days’ prior written notice.

b. Either Party may terminate this Agreement for cause, upon thirty (30) day prior written notice to the other Party, only upon a violation not otherwise remedied by the other Party of any Applicable Law(s) as may now or hereinafter be in effect which causes direct damages to the terminating Party.

c. RA may immediately terminate this Agreement for cause only upon the occurrence of any of the following:

i.	In the event AI fails to promptly remit all funds due to RA in the manner prescribed herein, RA shall have the right to terminate this Agreement effective the twentieth (20th) day following written notice to AI of such failure. Termination shall be effective upon the twentieth (20th) day following written notice, unless AI remits all funds due RA prior to such termination date.

ii.	In the event AI procures a replacement roadside assistance service provider without providing notice of non-renewal to RA pursuant to Section 19(b), or termination pursuant to Section 22 (“Program(s) Review”) or Section 26(l) (“Force Majeure”) of this Agreement, RA shall have the right to immediately terminate this Agreement.

d. Either Party may terminate this Agreement upon fifteen (15) days’ written notice of the occurrence of any of the following:

i.	The material breach of this Agreement (other than for the reason set forth in Section 19(c) above, which is not cured within ten (10) days of written notice of such material breach from the non-breaching Party. The date of written notice shall be determined by Section 26(i) (“Notices”) herein.

ii.	The assignment or attempted assignment of this Agreement or any portion of any interest in or any payment due under this Agreement without the prior written consent of the non-assigning Party subject, however, to Section 26(a) (“Assignment”) herein.

iii.	Change in Control of a Party: Any corporate mergers, acquisitions, initial public offerings (“IPOs”), or changes in ownership or Control of either Party subject, however, to Section 26(p) (“Survivorship”) below.

e. This Agreement shall automatically terminate without action by either Party in the event of: (i) a Party being adjudicated bankrupt or becoming insolvent; (ii) upon the filing by or against a Party of a voluntary or involuntary petition of bankruptcy; (iii) the execution by a Party of an assignment for the benefit of its creditors; or (iv) the appointment of a receiver to a Party.

f. Upon termination, AI shall return all Confidential Information, Trade Secrets protected and any and all other Proprietary Information to RA. Failure to do so shall be considered a material breach of this Agreement and shall be governed by Section 26(d) (“Governing Law”).

20.	Compensation.

a. AI agrees to pay RA, within fifteen (15) days following the execution of the Parties of this Agreement, a total amount of Twenty-Five Thousand and 00/100 U.S. Dollars ($25,000.00) for projected information technology and related costs to be incurred by RA for the implementation and launch of the network of Authorized Repair Centers, as further described in Exhibit “A” (“24-Hour Roadside Assistance Service Program(s)”).

b. In addition to the Implementation Costs, AI agrees to pay RA all fees set forth in the RA Service Fee Schedule set forth in Section B (“RA Service Fee Schedule”) of Exhibit “A” (“24-Hour Roadside Assistance Service Program(s)”) for each Member sourced through AI throughout the term of this Agreement:

c. All fees as set forth in Section B (“RA Service Fee Schedule”) of Exhibit “A” (“24-Hour Roadside Assistance Service Program(s)”) are exclusive of any applicable sales, use or other tax or governmental charge, however designated, that are properly levied by any taxing authority upon the purpose of this Agreement and required by law (collectively, the “Taxes”).

d. RA and AI agree that AI is responsible for and will reimburse RA for the cost of all covered RA Services plus the Dispatch Fees due per Dispatch Episode as further set forth in Section B (“RA Service Fee Schedule”) of Exhibit “A” (“24-Hour Roadside Assistance Service Program(s)”).

e. RA and AI further agree that all fees as set forth in Section B (“RA Service Fee Schedule”) of Exhibit “A” (“24-Hour Roadside Assistance Service Program(s)”) due to RA from AI are non-cancelable and deemed earned as received.

21.	Payment of Service Fees by AI.

a. AI agrees it shall remit the total Service Fees due to RA by Dispatch Episode based on the monthly RA Report set forth in Section 15 (“Reports”), on or about the fifteenth (15th) day of each calendar month for the previous month’s business, but no later than the fifteenth (15th) of each calendar month. Unpermitted retention of Service Fees shall be considered Civil Theft by AI and shall be governed by §772.11(1) Florida Statutes.

b. Further, the Parties agree that AI shall pay RA the Service Fees due or the sum of three thousand dollars ($3,000.00) (“Monthly Minimum Service Fee”), whichever amount is greater each month. This will be effective one year after the signing of this contract.

c. Should any amount owing RA under this Agreement not be paid by AI when due, such amount will accrue interest at the rate of one and a half percent (1.5%) per annum. Such interest shall be calculated and shall be compounded monthly on the entire balance then due, commencing from the time the payment is due, until such time as the entire outstanding amount plus all accrued interest is paid in full to RA.

22.	Program(s) Review.

a. Both Parties agree that RA’s Service Fee schedule for a Program has been based upon the Program’s Services structure and positioning by AI, anticipated Claim Fees; and anticipated utilization of the Services by Members sourced through AI.

b. Further, the Parties agree that, on a quarterly basis, RA reserves the right to review the AI’s Program(s) profitability. In the event a Service Fee increase or decrease is needed for a Program, RA agrees to notify AI at least thirty (30) days prior to the effective date of such a Service Fee adjustment for an AI Program offering.

c. The Parties shall attempt to renegotiate and mutually agree to adjust the proposed RA Service Fee Schedule provided during the thirty (30) day period; however, if an agreement cannot be reached within that period, this Agreement shall terminate automatically at end of said thirty (30) day period.

d. The termination or cancellation of this Agreement for any reason shall not in any manner affect or impair the rights of any Member to receive benefits accrued prior to the effective date of such termination.

23.	Program Modification and Additional Programs.

a. AI and RA agree that throughout the Term, AI may decide to modify, customize or enhance a Program being offered by AI or may decide to offer other RA 24-Hour Roadside Assistance programs or services such as transport services, vehicle theft recovery or other related services.

b. RA and AI agree that such new program(s) (including but not limited to RA Services descriptions, Benefit Limits, compensation schedules and other necessary information) shall be added to and by reference made a part of this Agreement in Exhibit “D” (“Additional Service Plan Offerings”) via an amendment to this Agreement as set forth herein Section 26(c) (“Modification”).

24.	Confidentiality.

a. Each Party acknowledges that during the term of this Agreement, it shall have access to confidential information and trade secrets of the other, including without limitation, customer lists; provider lists; information concerning methods of operations, systems, and products; Member Information; and, AI Data (individually and collectively, “Confidential Information”). Each Party acknowledges and agrees that the foregoing Confidential Information of a Party (“Disclosing Party”) provided to the other Party (“Receiving Party”) is confidential and proprietary and that the release of this information to any third party may cause irreparable harm to the Disclosing Party. Accordingly, the Receiving Party agrees not to disseminate to any third party, or use for any purpose except as expressly authorized in this Agreement, Confidential Information of the Disclosing Party; provided, however, that RA may provide Member Information to its ISPs as required during the ordinary course of providing Services pursuant to this Agreement. Further, each Party may disclose Confidential Information in accordance with judicial or other governmental order, provided the Receiving Party shall give the Disclosing Party reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent.

b. The Parties also agree that a violation of the covenants described in this Section 24 (“Confidentiality”) may cause irreparable and substantial damage and that no adequate remedy may be available at law or in equity. Should either Party be found to have violated the confidentiality provision of this Agreement, it will be responsible for any direct damages resulting including costs and reasonable attorney’s fees arising out of the violation. In addition to the recovery of money damages and any other rights and remedies available at law or in equity, the non-breaching Party shall be entitled to seek equitable relief by way of a temporary restraining order, temporary injunction or permanent injunction. Such equitable relief can be sought in any court of law having both subject matter and personal jurisdiction as reaffirmed in Section 26(d) (“Governing Law”) herein.

c. This Section 26 (“Confidentiality”) will survive the termination or expiration of this Agreement.

25.	Indemnification/Hold Harmless.

a. Each Party agrees to indemnify and hold harmless, to the fullest extent permitted by law, the other Party from any and all acts by it which may be unauthorized hereunder or contrary to the terms and conditions of this Agreement.

b. AI assumes liability for and agrees to indemnify and hold harmless, to the fullest extent permitted by law, RA, its respective shareholders, directors, officers, Affiliates, successors, assigns, employees, subcontractors and agents, from and against any and all liabilities, claims, actions, losses, damages, injuries, penalties, costs, demands, and expenses (including without limitation legal fees) of every kind and nature imposed on, incurred by or asserted against RA in any way related to, connected with or arising out of AI’s alleged negligent acts or omissions arising from this Agreement.

c. RA assumes liability for and agrees to indemnify and hold harmless, to the fullest extent permitted by law, AI, its respective shareholders, directors, officers, Affiliates, successors, assigns, employees, subcontractors and agents, from and against any and all liabilities, claims, actions, losses, damages, injuries, penalties, costs, demands, and expenses (including without limitation legal fees) of every kind and nature imposed on, incurred by or asserted against AI in any way related to, connected with or arising out of RA’s intentional acts or willful misconduct arising from this Agreement.

d. Within fifteen (15) business days after receipt by a Party entitled to indemnification under this Section 25 (“Indemnification/Hold Harmless”) (an “Indemnified Party”) of notice of the commencement of any investigation, action, claim or proceeding against it, such Indemnified Party shall, if a claim in respect thereof is put to the other Party (an “Indemnifying Party”), give the Indemnifying Party written notice of the commencement thereof. Failure to timely notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party.

e. In case any such action is brought against the Indemnified Party, and the Indemnified Party notified the Indemnifying Party of the commencement of any investigation, action, claim or proceeding against it for which the Indemnified Party intends to seek indemnification, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the Indemnifying Party shall not be liable to such Indemnified Party under this Section 25 (“Indemnification/Hold Harmless”) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. The Indemnified Party may not settle any action without the written consent of the Indemnifying Party, and the Indemnifying Party may not settle any action without the consent of the Indemnified Party. In either event, consent shall not be unreasonably withheld.

f. The rights and obligations set forth in this Section 25 (“Indemnification/Hold Harmless”) shall survive any expiration or termination of this Agreement.

26.	Miscellaneous.

a. Assignment. Neither AI nor RA shall assign or transfer any material rights, duties or obligations, or any portion thereof, under this Agreement without the prior written consent of the other Party. The Parties agree that this Section 26(a) (“Assignment”) is not intended to apply to RA’s ISPs contracted with RA or RA Affiliates to perform Services in accordance to this Agreement.

b. Severability. Should any portion of this Agreement be held by a court of competent jurisdiction to be invalid or unenforceable, such provision or requirement will be enforced only to the extent it is not in violation of such law or is not otherwise unenforceable and all other provisions and requirements of this Agreement will remain in full force and effect.

c. Modification. No alterations or additions to this Agreement shall be binding unless memorialized in writing and signed by both Parties, except as herein otherwise provided.

d. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws that would otherwise cause the application of the laws of any jurisdiction other than the internal laws of the State of Florida to the rights and duties of the Parties.

e. Dispute Resolution. In case of any dispute arising from, or in connection with the subject matter of this Agreement, including the interpretation or enforcement of this Agreement but excluding the seeking of extraordinary relief as provided in Section 26(d) (“Governing Law”) above, any such dispute shall be resolved, to the extent possible, by informal meetings between the Parties and discussions in good faith. The Parties’ objective and intent is to have disputes resolved by the appropriate levels of authority without the need for escalation. Any dispute or disagreement arising between Road America and AI that cannot be mutually resolved, after referral to the Parties’ respective senior vice president or their designees for discussion and attempted resolution, shall be submitted for mandatory non-binding mediation which shall be undertaken before a mediator appointed by the American Arbitration Association (the “AAA”) in accordance with the AAA’s Commercial Mediation Procedures. This mediation shall take place at the offices of AAA in Miami, Florida, or as otherwise agreed to by the Parties. It shall be mandatory for the Parties to be represented by a vice-president or an officer of equal or higher rank within the organization. Other representatives of the Parties may be in attendance and present at this mediation. In the event that a Party fails to respond to a written mediation request, the requesting Party may file suit in court as set forth in Section 26(d) (“Governing Law”), supra.

f. If the dispute has not been resolved within thirty (30) days after their good faith effort to mediate, the parties hereby irrevocably and unconditionally agree that any action must be brought in the court(s) having jurisdiction in Miami-Dade County, Florida. THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Any Party may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

g. Attorneys’ Fees. In any legal action or other proceeding brought for the enforcement of this Agreement, the non-prevailing Party shall pay the prevailing Party’s attorney’s fees, court costs and all expenses even if not taxable as court costs, including, without limitation, all such fees, costs and expenses incident to appeals.

h. Section and Paragraph Headings. The section and paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

i. Notices. Any notice, demand, or communication required, permitted, or desired to be given hereunder, shall be given in writing and deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, or by nationally recognized overnight courier, directed to the respective Parties addressed as follows:

AI	RA

Arcimoto, Inc.	Road America Motor Club
2034 West 2nd Avenue	7300 Corporate Center Drive
Eugene, OR 97402	Suite 601
Miami, FL 33126

Attention: President	Attention: President

with a copy to:
Legal & Compliance Dept.

or to such other address, and to the attention of such other person(s) or officer(s), as either Party may designate by written notice pursuant to this Section 26(i) (“Notices”). Notice shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, or by nationally recognized overnight courier.

j. Waiver of Breach. The waiver by either Party of a breach, failure, right, remedy or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach, failure, right, remedy or violation, whether or not similar, nor shall any waiver constitute a continuing waiver.

k. Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the Parties except as may be herein specifically provided to the contrary; provided, however, that at the request of either Party, the other Party shall execute such additional instruments and take such additional acts as may reasonably be necessary to effectuate this Agreement.

l. Force Majeure. Neither Party shall be liable nor deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed resulting, directly or indirectly, from Force Majeure events including, without limitation, acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either Party’s vendors, or any similar or dissimilar cause beyond the reasonable control of either Party. Performance shall be excused during the existence of any event of Force Majeure and, if such event continues for more than forty-five (45) days, it shall give rise to cause to terminate this Agreement.  The Party unable to perform because of an event of Force Majeure shall advise the other Party in writing of the existence of such event within five (5) days of the knowledge of the existence of such event.   If the event of Force Majeure is of public knowledge, written notice of such is excused.  Once the event preventing performance has been resolved, the Party unable to perform shall give notice in writing that it is ready to again commence performance of its obligations.

m. Time of Essence. Time shall be of the essence with respect to this Agreement.

n. Entire Agreement. This Agreement supersedes all previous oral or written representations, agreements, promises, or other communications, concerning or relating to the subject matter of this Agreement, and constitutes the entire Agreement between the Parties. RA and AI shall be entitled to no benefits other than those specified herein. No amendment to this Agreement shall be valid unless incorporated as provided herein, and such amendment(s) will become effective on the date stipulated in such amendment(s). RA and AI specifically acknowledge that in entering into and executing this Agreement, RA and AI rely solely upon the representations and agreements contained in this Agreement and no others.

o. Restricted Authority. AI and RA shall have no authority other than as expressly granted by this Agreement. Neither RA nor AI is authorized to: (i) alter, waive, or modify any of the terms or conditions of any program offered by the other Party, (ii) enter into any agreement or contract on behalf of the other Party, (iii) accept any money on behalf of the other Party, or (iv) extend credit for or on behalf of the other Party.

p. Survivorship. This Agreement shall survive any corporate mergers, acquisitions, IPOs, change in ownership or Control, or corporate re-structuring of either Party.

q. Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against either Party.

r. Counterparts. This Agreement may be executed in one or more counterparts and, upon the execution by both Parties, any one of which may be taken as an original and shall constitute the same instrument.

s. Facsimile/Electronic Execution. This Agreement may be executed as facsimile and/or electronic original, and each copy of this Agreement bearing the facsimile or electronically transmitted signature of the authorized representative of each Party shall be deemed to be an original.

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IN WITNESS WHEREOF, the Parties have each caused this Agreement to be to be signed and delivered by its duly authorized officer or representative as of the dates written below.

SIGNED THIS 4 day of February 2020 by:

WITNESS:	ARCIMOTO, INC.

By:	By:	/s/ Douglas M. Campoli

	Print Name:	Douglas M. Campoli

	Title:	CFO, Secretary and Treasurer

SIGNED THIS 4 day of February 2020 by:

WITNESS:	BRICKELL FINANCIAL SERVICES-MOTOR CLUB, INC. d/b/a ROAD AMERICA MOTOR CLUB

By:	By:	/s/ Jair Marrugo

	Print Name:	Jair Marrugo

	Title:	CEO, Road America

WITNESS:	ROAD AMERICA MOTOR CLUB, INC.

By:	By:	/s/ Jair Marrugo

	Print Name:	Jair Marrugo

	Title:	CEO, Road America